Exhibit 99.1

Endo Pharmaceuticals to Acquire Indevus Pharmaceuticals

Acquisition Adds Marketed Products and Specialty Sales Force in Urology and
Endocrinology, Novel Drug-Delivery Technology

Combined Pipeline to Include Nine FDA-Approved Therapeutics

Conference Call Scheduled for Today at 5:30 pm EST

Chadds Ford, PA and Lexington, MA – January 5, 2009 – Endo Pharmaceuticals (NASDAQ: ENDP) and Indevus Pharmaceuticals, Inc. (NASDAQ:IDEV) announced today that they have entered into a merger agreement under which Endo will commence a tender offer to acquire 100 percent of the outstanding shares of Indevus for approximately $370 million, or $4.50 per Indevus share, in cash, and up to an additional approximately $267 million, or $3.00 per Indevus share, in cash payable in the future upon achievement of certain regulatory and sales milestones.  The transaction has been approved by the boards of directors of both companies.

David Holveck, president and chief executive officer of Endo, stated, “This merger reflects our desire to expand our business beyond pain management into complementary medical areas where we can be innovative and competitive.  We believe this expansion of our product line has significant growth potential because of the therapeutic value of the Indevus product portfolio, the unique expertise of both companies, and the demographic, health care and reimbursement trends that favor the consideration of new products to address unmet needs in urology and endocrinology.

“These trends demand that pharmaceutical companies become better health care partners with physicians and managed care organizations by offering a range of new products and technologies in related medical specialties that achieve better outcomes for patients.  This transaction represents a unique opportunity for us to achieve these goals.  The combined company will market nine products through three specialty sales forces and have the capability to develop innovative new therapies using a novel drug delivery technology.  We believe this will make Endo a stronger competitor, a more valuable health care supplier and a more successful company.”

Indevus chairman and CEO, Glenn L. Cooper, M.D., stated, “This transaction allows us to capture significant value for our shareholders and create new value for patients, physicians and shareholders of both companies under Endo’s leadership.  We believe Endo’s proven commercial capabilities, targeted approach to medical marketing and unique understanding of the changes taking place in health care delivery today will ensure the success of our current and future products.  We welcome and fully support this acquisition.”

Endo expects that the transaction will be dilutive to the company’s earnings in 2009 and is targeted to become accretive to Endo’s earnings in 2010.  Endo expects to achieve up to $40 million in cost savings and will provide more complete financial guidance during its fourth quarter and full-year earnings conference call in February.

Novel Products and Drug-Delivery Technology

Endo currently markets proprietary and generic products for the treatment and management of pain.  Indevus currently markets products to treat overactive bladder, prostate cancer and central precocious puberty and is pursuing regulatory approval of drugs to treat hypogonadism and bladder cancer.

Mr. Holveck noted, “In addition to the very successful drug, VANTAS®, we are particularly excited about the opportunity to add three innovative drug therapies, SUPPRELIN® LA, NEBIDO® and octreotide implant, to our product portfolio.  All three are intended to address significant patient needs in under-served medical markets, while SUPPRELIN LA and octreotide use the patented HYDRON drug delivery technology which may also have utility in pain management.”

SUPPRELIN LA is a currently marketed product that provides a continuous, 12-month, controlled dose of histrelin to treat central precocious puberty.  It employs the HYDRON Implant, a subcutaneous, retrievable, non-biodegradable, hydrogel reservoir drug delivery device designed to provide sustained release of a broad spectrum of drugs continuously, at constant, predetermined rates.  The HYDRON Implant is the only soft, flexible, reservoir-based drug delivery system designed for easy, in-office physician insertion under local anesthesia.

NEBIDO is a novel, long-acting injectable testosterone depot being developed for the treatment of male hypogonadism.  Indevus is currently preparing a complete response for submission to the U.S. Food and Drug Administration in the first half of 2009 to support regulatory review of the company’s pending application to market NEBIDO as the first long-acting testosterone preparation available in the United States.

Octreotide implant is in Phase III clinical testing for the treatment of acromegaly, a chronic hormone disorder resulting from excessive production of growth hormone.  It utilizes HYDRON polymer technology to deliver six months of octreotide.

VANTAS is a soft, flexible hydrogel implant currently marketed in the U.S., Canada, Argentina, Europe and Asia for the palliative treatment of advanced prostate cancer.  The product utilizes the company’s HYDRON polymer technology to allow for controlled delivery of histrelin over a 12-month period.

Indevus also has a strong pipeline of additional development projects and is preparing to reintroduce VALSTARTM for the treatment of bacillus Calmette-Guerin (BCG)-refractory bladder cancer patients who are not candidates for bladder removal (cystectomy).  There are approximately 29,000 BCG-refractory bladder cancer patients per year in the United States, of whom about 15,000 patients are not candidates for cystectomy.

Transaction Summary

Endo will effect the acquisition through a tender offer by BTB Purchaser Inc., a wholly owned subsidiary of Endo, for all outstanding shares of Indevus common stock in which Indevus stockholders will receive for each share of Indevus common stock tendered $4.50 in cash up front, plus up to an additional $3.00 per share in cash payable upon achievement of certain milestones, consisting of up to $2.00 per share linked to drug approval and sales milestones for NEBIDO, and $1.00 per share payable upon approval of the octreotide implant.  The tender offer will expire at midnight New York time on the 45th day following and including the commencement date, unless extended in accordance with the terms of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission.

The tender offer, if successful, will be followed by a second-step merger in which any shares of Indevus not tendered into the offer will be converted into the right to receive the same per share consideration paid to Indevus shareholders in the tender offer.

The consummation of the tender offer is subject to the satisfaction or waiver of certain conditions, including: (i) a minimum of the majority of outstanding Indevus shares on a fully diluted basis having been tendered into the offer, (ii) the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act, (iii) the absence of litigation or governmental action challenging or seeking to prohibit the offer or the merger, (iv) there not having  been a material adverse change with respect to Indevus, and (v) other customary conditions.  The tender offer is not subject to a financing condition.

Conference Call and WebCast Information

Endo’s management team will host a conference call and audio Webcast on Monday, January 5 at 5:30 p.m. EST to discuss this transaction.  Interested parties may call 866-700-5192 (domestic) or 617-213-8833 (international) and enter code 56825052.  Please dial in 15 minutes prior to the scheduled start time.  A replay of the call will be available until 12:00 a.m. EST on January 12 by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 16542748.

A simultaneous audio Webcast of the call may be accessed by visiting www.endo.com.  A replay of the Webcast will be available until 12:00 a.m. EST on January 12.  The replay can be accessed by clicking on "Events" in the Investor Relations section of the Website.  Please connect to the Website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

Analyst Meeting Information

Endo Pharmaceuticals will host an analyst meeting in New York on Tuesday, January 6, 2009 to discuss this transaction further.  Registration begins at 11:30 a.m. EST, and the presentation and Webcast will take place from 12:00 to 2:00 p.m. EST.  For more information or to register for the Endo Pharmaceuticals analyst meeting, please email analystday@burnsmc.com or call 212-300-8324.  The analyst meeting will also be simultaneously Webcast from Endo's Website at www.endo.com.

About Indevus Pharmaceuticals

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development, and commercialization of products to treat conditions in urology and endocrinology.  The company's approved products include SANCTURA® and SANCTURA XRTM for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism.  The company’s most advanced compounds in development include, VALSTARTM for bladder cancer, NEBIDO® for hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, the octreotide implant for acromegaly and carcinoid syndrome, and pagoclone for stuttering.

About Endo Pharmaceuticals

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain.  Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; PERCOCET® and PERCODAN® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; and VOLTAREN® gel, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment.  The company markets its branded pharmaceutical products to physicians in pain management, neurology, surgery, oncology, and primary care.  More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

Advisors

Morgan Stanley acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Endo for this transaction.  UBS Investment Bank acted as financial advisor and Burns & Levinson LLP acted as legal advisor to Indevus.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "intend," "guidance" or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the tender of a majority of the outstanding shares of common stock of Indevus; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the possibility that the acquisition of Indevus is not complementary to Endo; the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption "Item 1A, RISK FACTORS" in our annual report on Form 10-K/A for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on April 29, 2008. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Tender Offer Statement

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Indevus common stock.  The tender offer described herein has not yet been commenced.  On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the Securities and Exchange Commission (“SEC”), will be mailed to Indevus stockholders and will also be made available for distribution to beneficial owners Indevus common stock.  The solicitation of offers to buy shares of Indevus common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents.  Indevus stockholders are strongly advised to read both the tender offer statement on Schedule TO, as it may be amended from time to time, and the solicitation/recommendation statement on Schedule 14D-9, as it may be amended from time to time, regarding the tender offer when they become available as they will contain important information, including the various terms of, and conditions to, the tender offer. The tender offer statement will be filed by Endo and BTB Purchaser Inc. with the SEC, and the solicitation/recommendation statement will be filed by Indevus with the SEC.  Investors and stockholders may obtain free copies of these statements (when available) and other documents filed by Endo, BTB Purchaser Inc. and Indevus at the SEC’s website at www.sec.gov.

In addition, the tender offer statement and related materials will be available for free at Endo's website at www.endo.com or by directing such requests to Endo (Investor Relations) at (610) 459-7158, IR@Endo.com, or by calling MacKenzie Partners, the information agent for the offer toll-free at (800) 322-2885.  The solicitation/recommendation statement and such other documents will be available by directing such requests to Indevus (Investor Relations) at (781) 402-3405, RDeCarlo@Indevus.com.

Contacts:

Investors:
Endo Pharmaceuticals
Blaine Davis, VP, Corporate Affairs, (610) 459-7158

Media:
Burns McClellan on behalf of Endo Pharmaceuticals
Justin Jackson, (212) 213-0006, ext. 327, jjackson@burnsmc.com